Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 13, 2009, with respect to the consolidated financial statements (which expressed an unqualified opinion and contained an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standard No. 123(R) “Share-Based Payments”), schedule, and internal control over financial reporting, included in the Annual Report of Sun Communities, Inc. on Form 10-K for the year ended December 31, 2008 which is incorporated by reference in this Registration Statement. We hereby consent to the incorporation by reference in this Registration Statement of the aforementioned reports and to the use of our name as it appears under the caption “Experts”.

/S/ GRANT THORNTON LLP
GRANT THORNTON LLP

Southfield, Michigan
September 30, 2009